UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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             Mikael Grubb
            Managing Director
Head of Investor Relations
May 5, 2026
Glass Lewis
100 Pine Street, Suite 1925
San Francisco, CA 94111

RE: JPM RFS - Comments on Glass Lewis research published about our 2026 Annual Meeting

We are writing to Glass Lewis to provide our comments and response to its analysis and recommendation to shareholders regarding “Proposal 5: Shareholder Proposal Regarding Independent Chair” in its proxy research report (“GL Report”). We will also file this letter with the Securities and Exchange Commission to make it available to shareholders. For more information, the Firm’s Proxy Statement (“Proxy”) can be found online here and the Proxy Supplemental Presentation (“Supplement”) can be found online here.
We believe the current GL Report merits a revised analysis and recommendation for the following reasons:
Proposal 5: Support For the Shareholder Proposal Requesting an Independent Chair
The Glass Lewis Benchmark Policy (“Benchmark Policy”) asserts that an independent chair “is nearly always preferable,” but applies its Benchmark Policy preference without consideration of or reference to the JPMorgan (“JPM” or the “Firm”) Board’s clearly disclosed rationale and key reasons particular to JPM that support the current Board leadership structure. We believe the Board has demonstrated why the general Glass Lewis benchmark policy default preference should not apply here and why our shareholders should not support this proposal.
1.The proposal requests that as soon as possible, two separate people hold the office of the Chairman and CEO and that the Chairman shall be independent. However, the proposal asserts, without providing empirical evidence, that separated Chair and CEO roles contribute to superior performance versus companies with combined roles. The proposal additionally requests that the Chairman shall be an Independent Director but provides no evidence that companies with independent Chair leadership contribute to superior performance versus companies with non-independent or executive Chair leadership.
a.The GL Report asserts without evidence that an independent chair would be “better able to oversee the executives of the Company and set a pro-shareholder agenda…” yet omits any reference to or consideration of JPM’s strong record of absolute and relative outperformance versus peers. For example, under the current Board leadership structure, the Firm has routinely delivered greater Return on Tangible Common Equity (“ROTCE”) versus peers, including those peers with independent chairs, in addition to greater Total Shareholder Return (“TSR”) versus relevant indexes under the leadership structure of our combined CEO / Chair and LID as outlined in the Proxy on pages 42 and 88.
b.In application of its Board leadership structure preference, the GL Report erroneously describes JPM’s LID as having only “some” independent board leadership, which ignores the substantive duties and responsibilities of the role, including, importantly, the authority to: call Board or independent director meetings, preside at Board meetings and approve Board meeting schedules, agendas and materials submitted by the Chair, among other duties.
270 Park Avenue, New York, NY 10172
mikael.grubb@jpmchase.com

JPMorganChase
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c.Glass Lewis notes the LID’s duties and responsibilities to guide the Board’s annual self-assessment but fails to credit the importance of the commitment to ongoing evaluation and determination of the best leadership structure under the LID’s direction.
2.Glass Lewis claims the combined leadership structure “inhibits independent board oversight of executives on behalf of shareholders.” This claim misrepresents the duty and ability of independent Board members to provide effective oversight. All of the Firm’s non-management Board members (91% of the Board) are independent, under each of the New York Stock Exchange corporate governance listing standards and the Firm’s independence standards as set forth in its Governance Principles and are accomplished leaders who bring diverse skills, perspectives and a shared commitment to advancing the interests of our shareholders.
a.The Board believes there is no clear consensus about ideal leadership structures. A market practice study shows the majority of the 100-largest U.S. public companies listed on the NYSE and Nasdaq have a combined CEO and Chair role and at 39% of companies where the chair and CEO positions are separated, the chair is not independent. For example, as part of a multi-year succession planning process, a board may elect to retain an outgoing CEO as a non-independent, Executive Chair to provide institutional continuity and ongoing support for management. Recently, Apple announced that CEO Tim Cook will succeed to the Executive Chair role after his tenure as CEO concludes while Dow announced that CEO Jim Fitterling will similarly become Executive Chair. These examples, and others, in the market affirm the Board’s current posture that there is no “one-size-fits-all” best governance practice that requires Chair independence to provide effective management oversight.
b.In contrast to the proposal’s descriptions and the GL Report’s omissions, the current JPM Board leadership structure, with its combined CEO / Chair role, complemented by the strong LID, has overseen long-term, strong financial performance and continued, meaningful progress against key initiatives and effective execution on strategic priorities.
c.We believe that these results are tangible evidence of the Board’s commitment to shareholder interests.
3.The GL Report offers as evidence to support its recommendation that this and recent proposals have “received significant support in recent years” but fails to acknowledge that a majority of shareholders rejected similar proposals in each instance. The GL Report also fails to cite in the balance of its considerations that support for this proposal declined, notably, from 2024 to 2025. We believe this decline reflects shareholders’ preference for the Board to focus on succession planning as opposed to an interim structural leadership change that could implicate long-term shareholder value.
4.In 2022, the Board sought shareholder feedback and in response, enhanced the Firm’s Corporate Governance Principles to reflect the Board’s determination that, “Upon the next Chief Executive Officer transition, the general policy of the Board shall be that the Chair and Chief Executive Officer positions shall be separate…” The Board believes this policy best serves the Firm and its shareholders because it focuses on enabling an orderly CEO transition to take place in the medium-term.
a.In its analysis, the GL Report criticizes the Board’s policy as “relatively weak” as it allows for the possibility that the current CEO could serve as non-independent Chair in the future. With its unfounded dismissal of the Board’s policy, Glass Lewis seeks to undercut the flexibility the JPM Board needs to design a leadership structure that enables orderly transition during management succession events, which does not promote shareholders’ interest. Moreover, the GL Report fails to acknowledge the Firm’s Corporate Governance Principles that require a Lead Independent Director when the position of Chair is not held by an independent director, which is a best corporate governance practice.
270 Park Avenue, New York, NY 10172
mikael.grubb@jpmchase.com

JPMorganChase

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b.The GL Report also does not consider as part of its recommendation that shareholders have demonstrated overwhelming support for the current LID, Stephen B. Burke, who has received more than 90% of shareholder votes in each election during his tenure as LID.
5.The GL Report also fails to take into account the Board’s long-standing position that it believes a mandatory or “enduring” policy that requires a separate independent Chair undermines its discretion to respond to shareholder feedback and use its experience, judgment and boardroom insight to make the best-informed decision about leadership at the time. The Board has consistently recommended against adoption of such a policy. Neither does the GL Report take into consideration that the proposal as written, asking for an “enduring” policy would require the Board to abdicate its fiduciary duty to shareholders and imposes restrictions on current and future Board action in a manner that may violate Delaware law.
SUMMARY
Without an analysis of the above factors, the GL Report’s recommendations do not appear to provide shareholders and Glass Lewis clients with a balanced and transparent account of the Board’s rationale for why shareholders should not support the proposal on the ballot at JPM.
Based on the foregoing, we request that Glass Lewis conduct a review of the facts and provide an updated analysis and recommendation that addresses these concerns and omissions.
Yours sincerely,
Mikael Grubb
270 Park Avenue, New York, NY 10172
mikael.grubb@jpmchase.com

JPMorganChase